Exhibit 10.14

TradeStation Group, Inc.

8050 SW10th Street

Plantation, FL 33324

December 13, 2021

Re: Clarification of that certain Second Amended and Restated Executive Agreement (the “Agreement”), dated October 19, 2021, by and between the Executive signing below (“Executive”) and TradeStation Group, Inc.

Capitalized terms used herein which are not herein defined have the same meanings given them in the Agreement. Reference is made to the Agreement, and to that certain Agreement and Plan of Merger, dated as of November 4, 2021, by and among TradeStation Group, Inc., Quantum FinTech Acquisition Corporation, and TS Merger Sub, Inc., as such agreement may be amended or otherwise modified from time to time in accordance with its terms (the “Merger Agreement”), and the transactions contemplated thereby (the “Business Combination”). The Business Combination is expected to be completed during the first half of the 2022 calendar year, and it is uncertain whether such completion will occur before, on or after March 31, 2022 (at the time the Agreement was executed by the parties, it was contemplated that the Business Combination would be completed on or prior to March 31, 2022).

For the avoidance of doubt, and to clarify the operation of certain terms of the Agreement to give effect to the occurrence of the Business Combination as a Qualifying Event (regardless of the precise date it occurs), as was contemplated by the parties at the time the Agreement was executed:

1.   Business Combination is a Qualifying Event Regardless of the Date it Occurs. The Business Combination constitutes a Qualifying Event for all purposes of the Agreement, regardless of whether the Merger Agreement is consummated and the Business Combination is completed (and TradeStation Group, Inc. becomes a listed company on NYSE or Nasdaq pursuant thereto) before, on or after March 31, 2022, and shall continue to constitute a Qualifying Event for all purposes of the Agreement except only if, and unless and until, the Merger Agreement is terminated in accordance with its terms on or before the Termination Date (as defined in the Merger Agreement and which, based on such definition, is August 1, 2022) and therefore no Business Combination or listing pursuant to the Merger Agreement will occur.

2.   April 2021 LTI Award and Replacement Equity Award Grant. With respect to Section 5(b) of the Agreement, as long as the Merger Agreement is consummated on or before the Termination Date and the Business Combination is completed (and TradeStation Group, Inc. becomes a listed company on NYSE or Nasdaq pursuant thereto), the LTI Target Award with respect to the three-year Performance Cycle commencing April 1, 2021 (the “April 2021 LTI Award”) shall, except only as set forth in the last sentence of this paragraph, not be issued, and instead Executive shall receive in replacement thereof the portion of the Initial Equity Awards consisting of the grant of RSUs and PSUs described in Section 6(b)(i), (ii) and (iii) of the Agreement (the “Replacement Grant”). The Replacement Grant is, in all respects, in addition to, and separate from, the annual grant of equity-based awards Executive is to be granted in the fiscal year ending March 31, 2023 (with measurement periods beginning April 1, 2022), of a type or types, and in such amount or amounts, and pursuant to such vesting structures and other terms and conditions, as the Compensation Committee shall approve. In the event the Merger Agreement is terminated on or before the Termination Date and therefore no Business Combination or listing pursuant to the Merger Agreement will occur, reasonably promptly following such termination of the Merger Agreement Executive shall be issued the April 2021 LTI Award.

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3.   Computation of FYE 2022 Annual Bonus. With respect to the Annual Bonus Target Award and annual bonus amount payable for the fiscal year ending March 31, 2022 (the “FYE 2022 Annual Bonus”), regardless of whether the Qualifying Event consisting of the Merger/Business Combination/NYSE listing occurs before, on or after March 31, 2022 it shall be calculated and paid pursuant to clause (b) of the definition of Annual Bonus Target Award in the Agreement (i.e., using the lower percentage multiplier), provided that if the Merger Agreement is terminated on or before the Termination Date and therefore no Business Combination or listing pursuant to the Merger Agreement will occur, Executive will be entitled to a FYE 2022 Annual Bonus as would be calculated pursuant to clause (a) of the definition of Annual Bonus Target Award in the Agreement (i.e., using the higher percentage multiplier), and, if the FYE 2022 Annual Bonus has already been paid pursuant to clause (b) of the definition prior to termination of the Merger Agreement, then reasonably promptly following such termination of the Merger Agreement Executive shall be paid any additional amount due after recalculating the FYE 2022 Annual Bonus under clause (a) of the definition.

Except as set forth in this clarification letter, there are no further clarifications or modifications of the Agreement, which continues in full force and effect in accordance with its terms.

TRADESTATION GROUP, INC.

By:	/s/ John Bartleman
John Bartleman, President and Chief Executive Officer

EXECUTIVE:

Signature:	/s/ Greg Vance
Greg Vance

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